SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

HYPERTENSION DIAGNOSTICS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Predicting Your CardioVascular Health Non-Invasively

August 9, 2002

Dear Shareholder:

      You are cordially invited to attend the 2002 Special Meeting of Shareholders. This meeting will be held on Wednesday, September 25, 2002 at 10:00 a.m., at the Company’s corporate offices, 2915 Waters Road, Suite 108, Eagan, Minnesota 55121. Details concerning the meeting are presented in the Notice of Special Meeting of Shareholders and Proxy Statement which follow.

      Your vote is important. We encourage you to read the Proxy Statement and sign and return your proxy card in the prepaid envelope provided, so that your shares will be represented at the meeting.

Sincerely,

Kenneth W. Brimmer
Chairman of the Board of Directors

2915 Waters Road, Suite 108 Eagan, MN 55121-1562 USA

Tel: 651-687-9999 •  Fax: 651-687-0485 •  1-888-PulseWave (785-7392)            www.hdii.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

September 25, 2002

      Notice is hereby given that the Special Meeting of Shareholders of Hypertension Diagnostics, Inc. (the “Company”) will be held at the Company’s corporate offices, 2915 Waters Road, Suite 108, Eagan, Minnesota 55121, on Wednesday, September 25, 2002 at 10:00 a.m., local time, for the following purposes:

1.	To approve the issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 and (b) exercise of Common Stock purchase warrants.

      Shareholders of record at the close of business on July 25, 2002 will be entitled to notice of and to vote at the Special Meeting.

      Since a majority of the outstanding shares of the Company’s Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please sign, date and return the enclosed proxy card promptly.

By Order of the Board of Directors,

Kenneth W. Brimmer
Chairman of the Board of Directors

Eagan, Minnesota

August 9, 2002

To ensure your representation at the Special Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the Special Meeting may revoke their proxies and vote in person if they so desire. This proxy is solicited on behalf of the Board of Directors of the Company.

HYPERTENSION DIAGNOSTICS, INC.

2915 Waters Road, Suite 108
Eagan, Minnesota 55121-1562

PROXY STATEMENT

      The Board of Directors of Hypertension Diagnostics, Inc. (the “Company”) is soliciting your proxy for use at the 2002 Special Meeting of Shareholders to be held on Wednesday, September 25, 2002 and at any adjournments or postponements thereof. This Proxy Statement and the enclosed form of proxy will be mailed to shareholders commencing on or about August 9, 2002.

GENERAL INFORMATION

Voting

      Each share of our Common Stock is entitled to one vote. You may vote your shares in person by attending the Special Meeting or you may vote by proxy. If you vote by proxy, you must sign, date and return the enclosed proxy card in the envelope provided.

      If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you do not specify on your proxy card how you want your shares voted, the individuals named on the enclosed proxy card will vote your shares FOR Proposal 1: Approval of the Issuance of Common Stock Equal to 20% or More of the Outstanding Common Stock of the Company. Our Board of Directors recommends that shareholders vote FOR Proposal 1.

Quorum and Vote Requirements

      The total number of shares outstanding as of July 25, 2002 and entitled to vote at the meeting consisted of 6,508,902 shares of Common Stock, $.01 par value. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on July 25, 2002 will be entitled to vote at the Special Meeting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Special Meeting, must be present in person or by proxy before action may be taken at the Special Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in “street name” indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

      The proposal presented at the Special Meeting will be approved if a majority of the shares of Common Stock present in person or represented by proxy vote for the proposal. Broker nonvotes are not counted as votes for or against a proposal. Abstentions are counted in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote.

      With respect to proxies returned by the “Investors” named in “Proposal 1: Approval of the Issuance of Common Stock Equal to 20% or More of the Outstanding Common Stock of the Company — Subscription Agreement,” such shares of Common Stock will be considered present at the meeting for the purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to Proposal 1.

Revoking A Proxy

      If you give a proxy and later wish to revoke it before it is voted, you may do so by (1) sending a written notice to that effect to our Secretary at the address indicated in this Proxy Statement, (2) submitting a properly signed proxy with a later date, or (3) voting in person at the Special Meeting. Otherwise, your shares will be voted as indicated on your proxy.

STOCK OWNERSHIP OF PRINCIPAL

SHAREHOLDERS AND MANAGEMENT

      The following table presents, as of July 25, 2002, certain information regarding beneficial ownership of our Common Stock by (1) each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (2) each of our directors and executive officers, and (3) all of our current directors and executive officers as a group. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to the shares and may be reached at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121.

	Shares Beneficially Owned

		Shares Acquirable		Percentage
Name of Beneficial Owner	Shares	within 60 Days(1)	Total	Beneficially Owned

Greg H. Guettler	25,000	168,428	193,428	2.9%
Charles F. Chesney	59,000	332,474	391,474	5.7%
James S. Murphy	54,000	123,124	177,124	2.7%
E. Paul Maloney	500	24,000	24,500	*
Jay N. Cohn	104,174	466,211	570,385	8.2%
Kenneth W. Brimmer	54,500	81,500	136,000	2.1%
Stanley M. Finkelstein, Ph.D.	54,383	257,688	312,071	4.6%
Health Informatics Division, Box 609
UMHC, 420 Delaware St. S.E.,
Minneapolis, Minnesota 55455
Wayne W. Mills(2)	318,000	85,000	403,000	6.1%
5020 Blake Rd. S.
Edina, MN 55436
All Officers and Directors as a Group
(6 persons)	297,174	1,195,737	1,492,911	19.4%

*	Less than 1%.

(1)	Shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options and warrants for computing such person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

(2)	Based on an Amendment No. 2 to Schedule 13G filed with the U.S. Securities and Exchange Commission on behalf of Mr. Mills on February 14, 2002.

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF COMMON STOCK

EQUAL TO 20% OR MORE OF THE OUTSTANDING COMMON STOCK OF THE COMPANY

Introduction

      At this Special Meeting of Shareholders, our shareholders are being asked to consider and approve one proposal: the issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount 8% Convertible Notes due March 27, 2005 and (b) exercise of Common Stock purchase warrants.

      This Special Meeting of Shareholders is being held pursuant to the requirements of the Subscription Agreement, as described below, and certain shareholder approval requirements of The Nasdaq SmallCap Market, also described below.

Subscription Agreement

      We entered into a Subscription Agreement dated as of March 27, 2002 (the “Subscription Agreement”) for the issuance of 8% Convertible Notes in the aggregate principal amount of $2,000,000 (the “Notes”) and warrants to purchase an aggregate of 250,000 shares of our Common Stock (the “Investors Warrants” ). We intend to use the proceeds from this private placement of the Notes and the Investors Warrants for general operating purposes, selling, marketing and promotional expenses and wages and related expenses.

      We issued the Notes and the Investors Warrants to the following investors (the “Investors”):

•	Alpha Capital Aktiengesellschaft

•	Stonestreet Limited Partnership

•	Palisades Equity Fund, L.P.

•	Ellis Enterprises Ltd.

•	Bristol Investment Fund, Ltd.

      Pursuant to the Subscription Agreement and the Shareholder Approval Requirements of The Nasdaq SmallCap Market, as described below, we are not obligated to issue any Common Stock above 19.9% of our Common Stock outstanding as of March 27, 2002 (that is, 1,178,246 shares) unless and until we receive approval from our shareholders regarding the Subscription Agreement transaction. Under the terms of the Subscription Agreement, we must file a proxy statement to solicit proxies for the approval of the Subscription Agreement transaction at the earlier of: (a) our next annual meeting or (b) when the number of shares to be issued upon conversion of the Notes would exceed 19.9%. As of May 2, 2002, the conversion price of the Notes was such that if the full aggregate principal of all Notes were converted as of that date, the shares to be issued upon conversion of the Note would exceed 19.9% of our Common Stock outstanding as of March 27, 2002.

Shareholder Approval Requirements of The Nasdaq SmallCap Market

      Our securities are listed on The Nasdaq SmallCap Market (“Nasdaq”). Each issuer listed on Nasdaq must comply with Nasdaq’s Marketplace Rules to obtain listing and continue listing of the issuer’s securities. Nasdaq Marketplace Rule 4350(i) requires Nasdaq issuers, such as us, to obtain the approval of its shareholders before certain events occur.

      Two of the events that require stockholder approval pursuant to Rule 4350(i) are as follows and are referred to as the “Nasdaq Approval Rules”:

•	In connection with a transaction other than a public offering involving the sale or issuance by the issuer of Common Stock (or securities convertible into or exercisable for Common Stock) equal to

20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock; and

•	When the issuance or potential issuance will result in a change of control of the issuer.

      The issuance pursuant to the Subscription Agreement involves both events described in the above Nasdaq Approval Rules. It is because of the Nasdaq Approval Rules that we are seeking the approval of our shareholders with respect to Proposal 1.

      Because the Notes issued pursuant to the Subscription Agreement involve the potential issuance by us of 20% or more of our Common Stock outstanding as of March 27, 2002 (the date of the Subscription Agreement) at below market value, the portion of the issuable shares of Common Stock that could equal or exceed the 20% level is subject to Rule 4350(i) and, therefore, the issuance of any shares equal to 20% or greater requires the approval of our shareholders. Absent such approval, we would be limited to issuing, at the discount to market value specified in the Notes, no more than 1,178,246 shares of Common Stock upon conversion of the Notes.

      Nasdaq has not adopted any rule on what constitutes a “change of control.” Nasdaq has indicated that, generally, it views an issuance of more than 30% of an issuer’s outstanding voting securities as a change of control. We have only one class of voting securities issued and outstanding, our Common Stock. If all of the Notes were converted and all Investor Warrants exercised, the issuance of the Notes and Investors Warrants pursuant to the Subscription Agreement could involve the issuance by the Company of shares of Common Stock in an amount greater than 30% of the Company’s Common Stock outstanding on the date of the Subscription Agreement, depending upon the then-applicable conversion price of the Notes. Because of this potential issuance of more than 30% of our outstanding Common Stock, the issuance of Notes and Investors Warrants pursuant to the Subscription Agreement could constitute a change of control requiring the approval of our shareholders under the Nasdaq Approval Rules. Absent such approval, we would be limited to issuing no more than approximately 1,776,248 shares of Common Stock, whether at a discount or not, based on the Common Stock outstanding on the date of the Subscription Agreement.

Description of Notes and Investors Warrants

Notes

      The Notes are due on March 27, 2005 and bear interest at an annual rate of 8%. Interest payments are payable in cash and are due September 30, 2002 and semi-annually thereafter. The Notes are not secured. If we seek to repay the Notes before maturity, the Notes must be repaid at a premium of: 120% of the outstanding principal amount until 180 days after March 27, 2002; 128% between 181 and 270 days after March 27, 2002 and 135% from and after 271 days after March 27, 2002. As a precondition to repayment before maturity, there must be no event of default and the shares of Common Stock issuable upon conversion of the Notes must be included for unrestricted resale (except that the Investors must comply with prospectus delivery requirements of the securities laws) in a registration statement effective as of the repayment date. Consent of the Investors is also required for repayment of the Notes before the maturity.

      The Notes are convertible into shares of our Common Stock. The number of shares of our Common Stock into which the Notes are convertible is determined by dividing the principal amount of the Notes being converted by the conversion price then in effect. The initial per share conversion price of the Notes was $2.5072 as of March 27, 2002, which is 80% of the average of the closing bid prices of our Common Stock for the five trading days preceding March 27, 2002. Therefore, as of March 27, 2002, the Notes could be converted into approximately 797,704 shares of our Common Stock. However, the conversion price is subject to downward adjustment any time the closing bid price of our Common Stock is less than the then-applicable conversion price for any 20 consecutive trading day period. The new conversion price will be 80% of the average of the closing bid prices of our Common Stock for the last 5 consecutive trading days of any 20 consecutive trading day period. Further, the conversion price of the Notes is subject to further reduction if, prior to the conversion by the Investors of the entire principal amount of the Notes, we issue additional shares of our Common Stock at a price less than the then-applicable conversion price.

      The 20 consecutive trading day period ending May 2, 2002 was the first 20 consecutive trading day period during which the closing bid price of our Common Stock was less than $2.5072. As of May 2, 2002, the conversion price of the Notes was $1.3904. As of May 2, 2002, if all the Notes were converted, we would be obligated to issue 1,438,435 shares of our Common Stock to the Investors, which is 260,189 shares greater than 19.9% of our Common Stock outstanding as of March 27, 2002. Because the Notes may be converted into 20% or more of our Common Stock as of May 2, 2002, we are obligated under the Subscription Agreement and the Nasdaq Approval Rules to seek the approval of our shareholders with respect to the potential issuance of our Common Stock upon conversion of the Notes.

      Each Investor is prohibited from converting their Note to the extent that the sum of (i) the number of shares of Common Stock beneficially owned by the Investor and its affiliates on a conversion date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note, would result in beneficial ownership by the Investor and its affiliates of more than 4.99% of the outstanding shares of our Common Stock on such conversion date. However, an Investor may eliminate this conversion limitation upon 75 days prior written notice to us.

      As of July 25, 2002, the Investors have converted a portion of the principal and interest on their Notes into the following number of shares of our Common Stock:

Shares of Common Stock Issued
Investor	As of July 25, 2005

Alpha Capital Aktiengesellschaft	101,503
Stonestreet Limited Partnership	133,140
Palisades Equity Fund, L.P.	147,281
Ellis Enterprises Ltd.	0
Bristol Investment Fund, Ltd.	206,149

Total	588,073

      Events of default under the Subscription Agreement and Notes include: (i) failure to file a registration statement, failure of the registration statement to be declared effective within the required time periods or failure to maintain registration of the requisite number of shares of our Common Stock; (ii) failure to pay principal or interest for a period of ten (10) days after the due date; (iii) uncured breach by us of any material covenant or other term or condition of the Note; (iv) breach of any material representation or warranty in the Note, Subscription Agreement or in any agreement, statement or certificate given in writing; (v) an assignment by us for the benefit of creditors, or application for or consent to the appointment of a receiver or trustee; (vi) any unpaid money judgment in excess of $100,000 has been entered or filed against us or any of our property; (vii) we institute or are the subject of bankruptcy, insolvency, reorganization or liquidation proceedings; (viii) default by us, after applicable notice and cure periods, under any one or more obligations in an aggregate monetary amount in excess of $100,000; (ix) entry of a stop trade order or trading suspension for longer than five trading days; (x) failure to timely deliver Common Stock upon conversion of the Note or if required, a replacement Note; or (xi) delisting of the Common Stock from The Nasdaq SmallCap Market, failure to comply with the requirements for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days, or notification by The Nasdaq SmallCap Market of non-compliance with conditions for continued listing. No periodic evidence is required to be furnished to the Investors as to the absence of default or as to compliance with the terms of the Subscription Agreement.

      The occurrence of any of the foregoing events of default shall, at the option of the Note holder, make immediately due and payable, the greater of: (a) 130% of the principal then outstanding and interest then remaining unpaid on the Note or (b) delivery of an amount in cash equal to the market value of the shares which were to be issued upon conversion of the Notes per any notice of conversion which gave rise to the event of default.

      One of the events of default specified in the Notes is a failure by us to comply with the requirements for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days. One of the requirements for continued listing on The Nasdaq SmallCap Market is that we maintain a minimum bid price of our Common Stock of at least $1.00. Because the minimum bid price of our Common Stock was not at least $1.00 for the seven consecutive trading days ended July 23, 2002, we are in default of this Note covenant. We believe we are in compliance with all other covenants of the Notes and the Subscription Agreement. As of July 23, 2002, $1,471,786.95 in principal remained outstanding on the Notes and $39,764.62 in accrued interest was unpaid. As of August 2, 2002, the Company has not received a demand for repayment of the Notes by any Note holder. Moreover, under the rules of The Nasdaq SmallCap Market, the failure of our Common Stock to meet the $1.00 minimum bid price for a period of thirty (30) consecutive business days results in a violation of the requirements for continued listing on The Nasdaq SmallCap Market.

Investors Warrants

      Also on March 27, 2002, we issued to each of the Investors an Investors Warrant for the purchase of our Common Stock. The Investors Warrant is exercisable in whole or in part for a five-year term. The Investors Warrants are exercisable at $3.3925 per share, which is 115% of the closing bid price of our Common Stock as of March 27, 2002. The number of shares issuable upon exercise of the Investors Warrants is subject to adjustment in the event of reorganization, dissolution, transfer of assets, distribution of dividends, reclassifications of Common Stock, or a split or combination of our Common Stock. The Investors Warrants may be transferred, but only in compliance with applicable securities laws.

      Each Investor is prohibited from exercising the Investors Warrant to the extent that the sum of (i) the number of shares of Common Stock beneficially owned by the Investor and its affiliates on a conversion date, and (ii) the number of shares of Common Stock issuable upon exercise of the Investors Warrant, would result in beneficial ownership by the Investor and its affiliates of more than 4.99% of the outstanding shares of our Common Stock on such exercise date. However, an Investor may eliminate this exercise limitation upon 75 days prior written notice to us.

Registration of Common Stock Underlying Notes and Investors Warrants

      We are required by the Subscription Agreement to register the resale of the shares of our Common Stock underlying the Notes and Investors Warrants. The Subscription Agreement requires that a registration statement must be filed within 30 days of March 27, 2002 to register for resale at least twice the number of shares of our Common Stock as are then issuable upon conversion of the Notes and all of the shares issuable upon exercise of the Investors Warrants. This registration statement must be declared effective within 120 days of March 27, 2002. Further, we must maintain the registration of at least 125% of the number of shares of our Common Stock issuable upon conversion of the Notes. Pursuant to the terms of the Subscription Agreement, we are prohibited from issuing any Common Stock or other securities or debt obligations convertible into Common Stock for a period of 120 days from the effectiveness of a registration statement covering the resale of the shares of our Common Stock underlying the Notes and Investors Warrants.

      In timely satisfaction of the registration requirements of the Subscription Agreement described above, on April 30, 2002, the Securities and Exchange Commission declared effective a registration statement which registered the resale of 1,850,000 shares of our Common Stock issuable upon conversion of the Notes and/or exercise of the Investors Warrants. On May 20, 2002, the Securities and Exchange Commission declared effective a registration statement which registered the resale of 1,750,000 additional shares of our Common Stock issuable upon conversion of the Notes. The May 2002 registration statement was filed to comply with the Subscription Agreement requirement that we maintain the registration of at least 125% of the number of shares of Common Stock issuable upon full conversion of the Notes.

      In addition to the registration statement described above, on one occasion, the holders of 50% of the aggregate number of shares of our Common Stock issuable upon conversion of the Notes may demand that we register the shares of our Common Stock underlying the Notes and Investor Warrants, unless these shares of our Common Stock are already the subject of an effective registration statement. This demand may be made at any time during the period beginning 121 days after March 27, 2002 until March 27, 2005. Further, we are required to provide prior written notice to the Investors of our intention to file a registration statement which would permit the sale of our securities to the public, except in the case of registration statements not appropriate for resale of the shares of our Common Stock issuable to the Investors. After notice and upon request of the Investors, we must register the shares of our Common Stock issuable to the Investors, unless these shares are already the subject of an effective registration statement. These “piggy-back” registration rights are subject to customary underwriter limitations on the number of shares of our Common Stock which the Investors may require to be included in the registration statement.

      We will bear the expenses of registration, exclusive of underwriting discounts, commissions, taxes and fees and expenses of Investors’ counsel. These registration rights and the rights described below will not be available with respect to shares of our Common Stock held by the Investors which are eligible for sale under Rule 144. Pursuant to the Subscription Agreement, we are obligated to keep a registration statement effective until the later of: (a) twelve months after maturity date of the Notes; (b) until one year after all the Common Stock underlying the Notes and Investors Warrants are eligible for resale pursuant to Rule 144(k) of the Securities Act of 1933; or (c) until such registration statement has been effective for a period of not less than 270 days.

      Because we are obligated to maintain at all times the registration of at least 125% of the number of shares of our Common Stock issuable upon conversion of all of the Notes, the number of shares of Common Stock which we will actually issue upon conversion of the Notes, if any Note is converted, may be different from the number of shares we have registered and may register in the future for resale upon conversion of the Notes.

Effect of Shareholder Approval

      If our shareholders approve Proposal 1: Approval of the Issuance of Common Stock Equal to 20% or More of the Outstanding Common Stock of the Company, we will not be limited under the Subscription Agreement or Nasdaq Approval Rules in the number of shares of our Common Stock which we may issue to the Investors upon conversion of the Notes and exercise of the Investors Warrants. The number of shares issuable upon conversion of the Notes is determined solely by reference to the then-applicable conversion price. The Notes provide for a conversion price at below market value. There is no maximum limit on the number of shares we may be required to issue upon conversion of the Notes. As a result, the number of shares of our outstanding Common Stock will increase with any conversion of the Notes. This increase, in turn, could dilute any future earnings per share and could depress the market value of our Common Stock.

      If the Investors convert their Notes and exercise their Investors Warrants, they may be able to obtain a significant level of beneficial ownership of our Common Stock. If the Investors obtain a significant percentage beneficial ownership of our Common Stock, either individually or together as a group, such Investor or group would likely exercise substantial control over all matters that would require shareholder approval, including electing directors and approving significant corporate transactions. To the extent the Investors control our Board of Directors through election, they may also exercise control over our business operations and management.

Effect of Failure to Obtain Shareholder Approval

      Our failure to obtain shareholder approval within 120 days of filing the preliminary proxy statement is deemed an “Approval Default” under the Notes and Investors Warrants. In the event of an Approval Default and assuming all of our officers and directors vote in favor of Proposal 1, the Investors may demand repayment in cash within 10 days of all of the then-outstanding principal amount of the Notes, including any accrued but unpaid interest, which cannot be converted into shares of our Common Stock due to the 19.9% limit of the Nasdaq Approval Rules.

      Upon the occurrence of an Approval Default and following written demand made by the holder of the Investors Warrants, we are also obligated to pay to the holder of the Investors Warrants, in lieu of delivering Common Stock, a sum equal to the closing price of our Common Stock less the exercise price for each share of Common Stock designated in such notice from the Note holder.

Voting Information

      Approval of Proposal 1: Approval of the Issuance of Common Stock Equal to 20% or More of the Outstanding Common Stock of the Company requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company as of July 25, 2002, present and entitled to vote at the Special Meeting. With respect to proxies returned by the Investors, such shares of Common Stock will be considered present at the meeting for the purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to Proposal 1.

      Our officers and directors have executed irrevocable proxies with respect to the shares of our Common Stock beneficially owned or controlled by each of them. The proxy directs that the shares of our Common Stock owned by officers and directors be voted in favor of Proposal 1 presented at this Special Meeting of Shareholders. In the aggregate, our officers and directors beneficially own or control 1,492,911 shares, or 19.4%, of the 6,508,902 shares of our Common Stock outstanding as of July 25, 2002.

Board of Directors Recommendation

      Our business development strategy is focused on expanding our placements of our CVProfilor® DO-2020 System and attempting to increase its utilization in U.S. physicians’ medical offices and clinics and seeking to increase third party reimbursements for such utilization. This shift in our strategic focus began in the fourth quarter of fiscal year 2001. Full implementation of the placement of CVProfilor® DO-2020 Systems and satisfactory utilization by physicians of those systems placed has taken more time and resources than originally anticipated due to delays in obtaining consistent and satisfactory levels of third party reimbursements to physicians utilizing the CVProfilor® DO-2020 Systems and delays in integrating the CVProfilor® DO-2020 Systems into the clinic operations in which they are placed.

      While our need for working capital for our business development strategy has increased, our working capital has been decreasing since our initial public offering. As of December 31, 2001, before the financing provided by the Subscription Agreement, we had cash and cash equivalents of $1,385,881. As reported in our Form 10-QSB for the quarter ended December 31, 2001, we anticipated that these funds, plus revenue to be earned from placements of our CVProfilor® DO-2020 Systems, as well as anticipated operating cost reductions would allow us to pursue the different elements of our business development strategy until approximately June 30, 2002. Because of our lack of liquidity from which to fund future operations, we engaged a non-exclusive investment banker as an advisor as to possible alternative modes and sources of additional working capital for funding our short-term needs and growth and expansion of our operations. Moreover, because revenues from our business are not sufficient to fund our operations, the Board of Directors considered all potential sources of additional capital for funding of business development strategy.

      In determining whether to proceed with the transactions contemplated by the Subscription Agreement, our Board of Directors considered our financing alternatives, financial condition, the lack of comparable offers from other possible funding sources, the timing of our need for additional capital, the current and historical market price of our securities and the general condition of the financial markets. Based on these considerations, our Board of Directors unanimously approved the Subscription Agreement and authorized the issuance of the Notes and Investors Warrants. Our Board of Directors did not retain an independent financial advisor to assist them in the process of analyzing the Subscription Agreement.

      On March 27, 2002, we entered into the Subscription Agreement which provided funding of $2,000,000 through the private placement of the Notes and Investors Warrants. As of March 31, 2002, after receipt of the financing provided by the Subscription Agreement, we had cash and cash equivalents of $2,559,701. As reported in our Form 10-QSB for the quarter ended March 31, 2002, we anticipate that these funds, in conjunction with revenue anticipated to be earned from placements of our CVProfilor® DO-2020 Systems, anticipated sales of our CR-2000 Research Systems, as well as anticipated operating cost reductions, are estimated to allow us to pursue our business development strategy until approximately March 31, 2003.

      Our failure to obtain the approval of our shareholders with respect to Proposal 1 will result in an Approval Default under the Notes and Investors Warrants. An Approval Default gives the Investors a right to demand cash repayment of the then-outstanding principal amount of the Notes and accrued interest which cannot be converted into shares of our Common Stock due to the 19.9% limit of the Nasdaq Approval Rules and cash payments, in lieu of delivery of our Common Stock, equal to the closing price of our Common Stock less the exercise price of the Investors Warrants. If we are required to make these cash payments to the Investors upon an Approval Default, our working capital will be depleted and our efforts to pursue our business development strategy will be seriously undermined. Moreover, if we are required to make these cash payments, we will require immediate additional working capital to continue operations and our failure to obtain shareholder approval of Proposal 1 and the resulting Approval Default may make an equity investment in us less attractive to new investors. Therefore, our Board of Directors recommends that shareholders vote in favor of Proposal 1 to avoid the material adverse impact on our business and financial condition of an Approval Default and to permit us to execute our business plan.

      Our Board of Directors considers the issuance to be in the best interests of our Company and our shareholders and recommends that you vote FOR approval of Proposal 1: Approval of the Issuance of Common Stock Equal to 20% or More of the Outstanding Common Stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS

THE SHAREHOLDERS VOTE FOR THE APPROVAL OF
PROPOSAL 1: APPROVAL OF THE ISSUANCE OF COMMON STOCK
EQUAL TO 20% OR MORE OF THE OUTSTANDING COMMON STOCK OF THE COMPANY.

OTHER INFORMATION

Annual Report

      Our Annual Report for the fiscal year ended June 30, 2001, which includes our Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, accompanies this Notice of Special Meeting and proxy solicitation material. A copy of our Form 10-KSB Annual Report, excluding exhibits, as filed with the Securities and Exchange Commission, may be obtained by our shareholders without charge upon written request to our Chief Financial Officer at the address indicated on this Proxy Statement.

Cost and Method of Solicitation

      We will pay the cost of soliciting proxies and may make arrangements with brokerage firms, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our Common Stock. We will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited by telephone, electronic transmission or in person by our directors, officers and employees.

By Order of the Board of Directors,

Kenneth W. Brimmer
Chairman of the Board of Directors

HYPERTENSION DIAGNOSTICS, INC. SPECIAL MEETING OF SHAREHOLDERS – SEPTEMBER 25, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Greg H. Guettler and Kenneth W. Brimmer, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Shareholders of Hypertension Diagnostics, Inc. to be held at the Company’s corporate offices, 2915 Waters Road, Suite 108, Eagan, Minnesota 55121, on Wednesday September 25, 2002 at 10:00 a.m. Minneapolis, Minnesota time, and at any adjournment(s) thereof, and to vote, as designated below, all shares of Common Stock of Hypertension Diagnostics, Inc. held of record by the undersigned on July 25, 2002 and which the undersigned would be entitled to vote at such Special Meeting, hereby revoking all former proxies.

This proxy, if properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR Proposal 1. Please sign, date and return this proxy form using the enclosed envelope.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

  FOLD AND DETACH HERE

Please mark your votes as indicated in this example.

HYPERTENSION DIAGNOSTICS, INC. 2002 SPECIAL MEETING OF SHAREHOLDERS

			FOR	AGAINST	ABSTAIN
1.	TO APPROVE THE ISSUANCE OF COMMON STOCK EQUAL TO 20% OR MORE OF THE OUTSTANDING COMMON STOCK OF THE COMPANY UPON (A) CONVERSION OF $2,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8% CONVERTIBLE NOTES DUE MARCH 27, 2005 AND (B) EXERCISE OF COMMON STOCK PURCHASE WARRANTS.

	Check appropriate box: Address Change? Indicate changes below:	Name Change?	I plan to attend the meeting

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

Signature(s)	Date:	, 2002

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

  FOLD AND DETACH HERE